WESAVE, INC.

2022 EQUITY RIGHTS PLAN

1.Purpose; Eligibility.

1.1General Purpose. The name of this plan is the 2022 Equity Rights Plan (the “Plan”). The purposes of the Plan are to (a) enable WESAVE, INC., a Nevada corporation (the “Company”), to give Qualified Recipients the ability to participate in the economic rights available to shareholders of the Company by issuing non-voting Equity Rights Units or “ERUs”; (b) provide rewards for participants; and (c) promote the success of the Company’s business. This Plan is only applicable to Qualified Recipients.

2.Definitions.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code and the applicable laws of any foreign country or jurisdiction where Units are granted under the Plan.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Change in Control” means: (a) The acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of the combined voting power of the then outstanding voting securities of the Company; provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) in respect of an Unit held by a particular Qualified Recipient, any acquisition by the Qualified Recipient or any group of persons including the Qualified Recipient (or any entity controlled by the Qualified Recipient or any group of persons including the Qualified Recipient); or (D) the acquisition of securities pursuant to an offer made to the general public through a registration statement filed with the Securities and Exchange Commission; or (b) The sale, transfer or other disposition of all or substantially all of the assets of the Company to any Person other than an Affiliate.

“Coalition Marketing Fees” or “CMFs” are fees collected by Company from participating Merchants when a Qualified Purchase Transaction is made by a Member. CMFs are pre-determined with each Merchant upon enrollment in the Company’s coalition of Members and Merchants (the “WeSave Network”).  CMFs are subtracted from the retail profit margin (up to10%) of the sales price and calculated, tracked, distributed, and reported through a Revenue Distribution Engine (“RDE”) to applicable participants (referred to as the “Distributable Amount”) in accordance with WESAVE’s partnership business model and any corresponding terms and conditions.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.4 and Section 3.5. If no Committee has been appointed, the Board shall be the “Committee” for purposes of this Plan.

“Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company” means WeSave, Inc., a Nevada corporation, and any successor thereto.

“Director” means a member of the Board.

“Effective Date” shall mean the date as of which this Plan is adopted by the Board.

“ERU Pool” means a number of shares of Common Stock set aside by the Board for the benefit of the Qualified Recipients.

“Equity Rights Unit” (“ERU”) or “Unit” means a pro-rata participant right unit granting the holder a right to receive their pro-rata share of any dividends or liquidation proceeds relating to the ERU Pool.

“Fair Market Value” means, on a given date, (i) if there is a public market for the shares of Common Stock on such date, the closing price of the shares as reported on such date on the principal national securities exchange on which the shares are listed or, if no sales of shares have been reported on any national securities exchange, then the immediately preceding date on which sales of the shares have been so reported or quoted, and (ii) if there is no public market for the shares of Common Stock on such date, then the fair market value shall be determined by the Committee in good faith after taking into consideration all factors which it deems appropriate, including, without limitation, Sections 409A and 422 of the Code.

“Grant Date” means the date on which a Qualified Recipient is issued or receives a Unit.

“Members” is a general term that applies to an individual that enrolls in a free Company membership or to someone that purchases a subscription for a Premier Membership (a “Subscriber”).  .

“Membership” means a WeSave Premier Membership.

“Premier Membership Addendum” means an annual (renewable) membership addendum to a Basic Membership agreement or other terms and conditions that govern the relationship between the Company and a Subscriber when he/she purchases of a Premier Membership and receives Units.

“Merchant” means such retail businesses that have enrolled in the Company’s coalition of merchants to sell products and services within the Company’s ecosystem.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Plan” means this 2022 Equity Rights Plan, as amended and/or amended and restated from time to time.

“Qualified Purchase Transaction” refers to a purchase made by a Member at a Merchant that that has agreed to pay a CMF to Company for referring Members to the Merchant.

“Qualified Recipients” shall mean a Subscriber.

“Subscriber” means someone that purchases a subscription for a Premier Membership and is granted Units pursuant to the Plan.

3.Administration.

3.1Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a)to construe and interpret the Plan and apply its provisions;

(b)to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)to delegate its authority to one or more officers of the Company;

(e)to determine when Units are to be granted under the Plan and the applicable Grant Date;

(f)from time to time to select, subject to the limitations set forth in this Plan, those Qualified Recipients to whom Units shall be granted;

(g)to determine the number of shares of Common Stock to be set aside or granted to the ERU Pool;

(h)to prescribe the terms and conditions of each Unit, and to specify the provisions of the Premier Membership Addendum relating to such grant;

(i)to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Unit granted under, the Plan; and

(j)to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

3.2Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Qualified Recipients, unless such decisions are determined by a court having jurisdiction to be invalid or unenforceable.

3.3Delegation. The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.4Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Unit granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.Common Stock Subject to the ERU Pool Plan.

4.1Subject to adjustment in accordance with Section 11, a total of up to 20,000 shares of Common Stock shall be set aside, reserved or otherwise granted to the ERU Pool and available for the grant of Units under the Plan. During the term of the Plan, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Units, which the Company anticipates being approximately two percent (2%) of the total issued and outstanding shares of the Company’s Common Stock.

4.2Shares of Common Stock available for allocation to the ERU Pool may consist, in whole or in part, of authorized and unissued shares or treasury shares.

5.Eligibility. Units may be granted to Qualified Recipients.

6.Equity Rights Units. An Equity Rights Unit (“ERU”) or Unit is not an actual share of Common Stock, but rather a contractual right to participate, on a pro-rata basis with other Qualified Recipients, in the rights associated with the shares of Common Stock in the ERU Pool. Each Unit so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Premier Membership Addendum.

6.1A Qualified Recipient shall not have any rights, title or interest in or to any shares of Common Stock or the ERU Pool except for the right to receive dividends associated with the Common Stock in the ERU Pool and liquidation proceeds, if any, upon the sale of the Company.  The Units shall have no voting rights. The holder of Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock).

7.Securities Law Compliance.

7.1Securities Registration. No Units shall be granted under the Plan unless and until the Company and/or the Qualified Recipient have complied with all applicable federal and state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

8.Miscellaneous.

8.1Shareholder Rights. Except as provided in the Plan, no Qualified Recipient shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Unit. No Qualified Recipient shall have any voting or other rights as a shareholder.

8.2Withholding Obligations. To the extent provided by the terms of a Premier Membership Addendum and subject to the discretion of the Committee, the Qualified Recipient may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Unit by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Qualified Recipient by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Qualified Recipient as a result of the exercise or acquisition of Common Stock under the Unit, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

9.Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Unit, Units granted under the Plan, and the maximum number of shares of Common Stock subject to Units stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Units to the extent necessary to preserve the economic intent of such Unit.

10.Amendment of the Plan and Units.

10.1Amendment of the Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 9 relating to adjustments upon changes in Common Stock and Section 10.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

10.2Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable.

10.3No Impairment of Rights. Rights under any Unit granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Qualified Recipient and (b) the Qualified Recipient consents in writing.

11.General Provisions.

11.1Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

11.2Beneficiary Designation. Each Qualified Recipient under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Qualified Recipient’s death. Each designation will revoke all prior designations by the same Qualified Recipient, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Qualified Recipient in writing with the Company during the Qualified Recipient’s lifetime.

11.3Expenses. The costs of administering the Plan shall be paid by the Company.

11.4Severability. If any of the provisions of the Plan or any Membership Addendum is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

11.5Non-Uniform Treatment. The Board’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Units. Without limiting the generality of the foregoing, the Board shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Premier Membership Addendum.

12.Termination or Suspension of the Plan. The Plan shall terminate automatically on the 10th anniversary of this Plan. No Unit shall be granted pursuant to the Plan after such date, but Units theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date in its sole discretion. No Units may be granted under the Plan while the Plan is suspended or after it is terminated.

13.Choice of Law. The law of the State of Nevada shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.